STOCK PURCHASE AGREEMENT dated as of the 30th day of September, 1998 (this "Agreement"), between GEORGE A. NOLAN and JAMES G. WARBURTON (collectively, the "Purchasers"), GROUNDWATER RECOVERY SYSTEMS, INC., a Delaware corporation (the "Company"), and LEAK-X ENVIRONMENTAL, INC., a Delaware corporation (the "Seller").

                                       RECITALS:

          WHEREAS, the Seller is the beneficial and record owner of 200 shares of common stock, par value $.01 per share, of the Company ( the "Company Shares"), and desires to sell the Company Shares to the Purchasers in accordance with the terms hereof;

          WHEREAS, the Purchasers have been responsible for the management of the Company since September 29, 1995;

          WHEREAS, the Purchasers desire to purchase the Company Shares from the Seller in accordance with the terms hereof;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and agreements contained in this Agreement, the parties hereto agree as follows:


                                      ARTICLE I.

                          PURCHASE AND SALE OF THE SHARES

     SECTION 1.1.  Transfer of Shares; Consideration.

          (a) Upon the terms and subject to the conditions hereof, on the date hereof the Seller hereby sells, assigns and delivers to the Purchasers the Company Shares free and clear of all options, pledges, security interests, liens, mortgages, claims, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the "Encumbrances").

          (b) Upon the terms and subject to the conditions hereof, on the date hereof the Purchasers hereby purchase and accept the Company Shares and simultaneously with execution of delivery of this Agreement are paying and delivering the Purchase Price (as hereafter defined).

     SECTION 1.2. The Closing. The transfer of the Company Shares and the consummation of the transactions contemplated by this Agreement (the "Closing") is occurring simultaneously with the execution and delivery of this Agreement by the parties hereto.

          (a)     At the Closing, the Seller is delivering to the Purchasers:

               (i) a certificate evidencing the Company Shares, properly endorsed for transfer or accompanied by duly executed stock powers, in either case in blank or in the name of the Purchasers;

               (ii) resignations of Joyce A. Rizzo, Robert D. Goldman, and Eileen E Bartoli as directors and officers of the Company, respectively; and

               (iii) consent executed by First Union National Bank ("First Union") indicating (A) that the Company, following the delivery to First Union of the amount set forth in Section 1.2 (b) (i) below, will be removed as a co-borrower under the promissory note in the principal amount of $750,000 (the "$750,000 Note"), dated July 9, 1998, made by the Company and Lexicon Environmental Associates, Inc. ("Lexicon") to First Union and under the loan agreement by and among the Company, First Union and Lexicon, dated July 9, 1998 (the "Loan Agreement" and collectively with the $750,000 Note, the "Loan Documents") and (B) that the Company, following the delivery to First Union of the amount set forth in Section 1.2 (b) (ii) below, will be removed as a borrower under the promissory note in the principal amount of $200,000 (the "GRS Note"), dated November 22, 1993, made by the Company to First Union.

          (b) At the Closing, the Purchasers are delivering to the Seller (the "Purchase Price"), payable as follows:

               (i) a bank or certified check or wire transfer of same day funds payable to the order of First Union in the amount $150,000 in payment of the Company's obligation under the $750,000 Note;

               (ii) a bank or certified check or wire transfer of same day funds payable to the order of First Union in the amount of $9,268.22 in payment of the Company's remaining obligations under the GRS Note;

               (iii) certificates representing an aggregate of 230,768 shares of the Seller's common stock (the "Leak-X Shares") registered in the names of the Purchasers accompanied by duly executed stock powers, in blank, with signatures medallion guaranteed which shall be canceled as hereinafter set forth;

               (iv) promissory notes in the aggregate principal amount of $250,000 made by the Company dated September 29, 1995, as amended on November 13, 1996, and payable to the Purchasers (the "Promissory Notes") which shall be canceled as hereinafter set forth; and

               (v) agreements evidencing options (the "Option Agreements") to acquire an aggregate of 30,000 shares of the Seller's common stock granted to the Purchasers which shall be canceled as hereinafter set forth.

     SECTION 1.3. Terminations and Purchasers' Release of Seller. Effective as of the date of the Closing, the parties hereto hereby agree that (i) any and all rights of the Purchasers in and to the Leak-X Shares are terminated and the Leak-X Shares shall be returned to the Seller's transfer agent for cancellation, (ii) the Promissory Notes, the rights of the Purchasers thereunder and the Seller's guarantees of payment thereof are terminated,
(iii) the Option Agreements and the rights of the Purchasers thereunder are terminated, (iv) the rights and obligations of the Purchasers, the Seller and the Company pursuant to the employment agreements by and among the Purchasers, the Seller and the Company, dated September 29, 1995 (the "Employment Agreements") are terminated and (v) any rights and obligations of the Purchasers, the Seller and the Company pursuant to the agreement and plan of merger by and among the Purchasers, the Seller and the Company, dated September 29, 1995 (the "Agreement and Plan of Merger") are terminated. Effective as of the date of the Closing, Purchasers and the Company forever release and discharge the Seller, its directors, officers and affiliates, from any and all claims, debts, demands, judgements and liabilities, including attorney's fees, whatsoever, both in law and equity ("Claims"), that either Purchaser or the Company ever had, might now or hereafter have, or could have had, whether known or unknown, against the Seller whether in contract, tort or otherwise, including any Claims under the Promissory Notes, the Option Agreements, the Employment Agreements and the Agreement and Plan of Merger or Claims which result from Seller's having been a stockholder of the Company.

     SECTION 1.4. Post Closing Payments. Commencing on November 1, 1998 and on the first day of each month for a period of 23 months thereafter, the Seller shall pay each of the Purchasers $6,250 per month for a total of $150,000 to be paid to each of the Purchasers.

     SECTION 1.5. Payment of Expenses. Each party shall be obligated to pay for any and all fees and expenses of its counsel and accountants and all other costs and expenses incurred, directly or indirectly, by or on behalf of such party in the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated herein.


                                    ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchasers, as of the date hereof (except as to any representation or warranty which specifically relates to another date) as follows:

     SECTION 2.1. Share Ownership. The Company Shares have been duly authorized, validly issued and are fully paid and nonassessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances and are the only outstanding shares of the Company's capital stock.

     SECTION 2.2. Organization and Authorization. The Seller is a corporation validly existing and in good standing under the laws of its jurisdiction of organization. The Seller has the full power, authority and legal right to execute, deliver and carry out the terms and conditions of this Agreement and to sell the Company Shares to the Purchasers, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     SECTION 2.3. No Violation. The execution of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder will not constitute a violation of, or conflict with or result in a default under: (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind, whether written or oral, to which the Seller is a party or by which the Seller is bound, (ii) any judgment, decree or order applicable to the Seller, or (iii) the Seller's certificate of incorporation or by-laws. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder will violate any provision of law applicable to the Seller.

     SECTION 2.4. Consents and Approvals. Except for the consent of First Union National Bank, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by the Seller of the transactions contemplated herein.

     SECTION 2.5. Intercompany Debt. Prior to Closing, Seller has caused any intercompany indebtedness owed from the Company to the Seller to be classified as a contribution to the Seller's paid in capital.

     SECTION 2.6. Brokers' Fees and Commissions. The Seller has not employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed by Seller to any third party, in connection with the transactions contemplated herein.

     SECTION 2.7. Execution of Loan Documents. Except for the Loan Documents, no director or officer of Seller has executed any documents or entered into any contracts on behalf of the Company which have caused the Company to incur indebtedness to any third parties.


                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each of the Purchasers hereby jointly and severally represents and warrants to the Seller, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and as of the date of the Closing, as follows:

     SECTION 3.1. Authorization. Each Purchaser has the capacity and legal right to execute, deliver and carry out the terms and conditions of this Agreement and to purchase the Company Shares from the Seller and this Agreement constitutes the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms.

     SECTION 3.2. No Violation. The execution of this Agreement by the Purchasers does not, and the performance by the Purchasers of their obligations hereunder will not constitute a violation of, or conflict with or result in a default under: (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind, whether written or oral, to which either of the Purchasers or the Company is a party or by which either of the Purchasers or the Company or their respective properties or assets are bound, or (ii) any judgment, decree or order applicable to either of the Purchasers or the Company. Neither the execution and delivery of this Agreement nor the performance by the Purchasers of their obligations hereunder will violate any provision of law applicable to the Purchasers.

     SECTION 3.3. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by the Purchasers of the transactions contemplated herein.

     SECTION 3.4. Ownership of the Leak-X Shares, Promissory Notes and Option Agreements. The Purchasers own and hold the Leak-X Shares, the Promissory Notes and the Option Agreements free and clear of all Encumbrances and are hereby canceling same in accordance with this Agreement.

     SECTION 3.5.  Purchase of the Company Shares and Operations of the
Company.

          (a) Purchasers have had responsibility for the management of the Company's affairs since September 29, 1995, when the Seller acquired the Company's predecessor ("Old GRS") from the Purchasers in accordance with the Agreement and Plan of Merger. Purchasers were the sole stockholders, directors and officers of Old GRS and were responsible for its management. On the basis of their management of Old GRS and the Company, the Purchasers have sufficient information with respect to the business and prospects of the Company to make an informed decision in connection with the purchase of the Company Shares. The Purchasers have reviewed the merits and risks of the purchase of the Company Shares with tax and legal advisors to the extent deemed advisable by the Purchasers.

          (b) Purchasers hereby acknowledge that: (i) no officer, director or representative of Seller, including Seller's Chief Financial Officer who prepares the Company's financial statements, serves or has served in an executive or managerial capacity for the Company since the Seller's acquisition of the Company's predecessor on September 29, 1995, (ii) Seller's knowledge with respect to the business, financial condition, operations or prospects of the Company is confined exclusively to actual knowledge received by officers, directors and representatives of the Seller from the Purchasers, who are officers of the Company and responsible for its management, (iii) with the exception of an annual audit of the Company's financial statements conducted by the Seller's independent public accountants and the preparation by the Seller of the Company's monthly and quarterly financial statements, Seller has not independently verified financial and other information received from or concerning the Company, (iv) as of the date of the Closing, the Purchasers are not relying on the Seller with respect to any information relating to the business or prospects of the Company, and (v) in connection with any representations and warranties made hereunder Seller has made no independent investigation of any factual matter.

          (c) In furtherance of the foregoing subsection of this Section 3.5, Purchasers acknowledge that (i) Seller has no knowledge of any material adverse developments affecting the Company other than knowledge of material adverse developments of which the Purchasers are aware and (ii) except for the representations and warranties made in Section 2.1 of this Agreement, Seller makes and has made no representations or warranties concerning the Company Shares or the business, financial condition, operations or prospects of the Company.

     SECTION 3.6. Brokers' Fees and Commissions. The Purchasers have not employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed by the Purchasers to any third party, in connection with the transactions contemplated herein.


                                    ARTICLE IV.

                                      COVENANTS

     SECTION 4.1. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the Purchasers, the Company and the Seller shall take all such necessary action.

     SECTION 4.2. Public Announcements. The Purchasers and the Seller will consult with each other and will mutually agree upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws.

     SECTION 4.3. Financial Statements. For purposes of the preparation of the financial statements of the Seller and the Company, the Purchasers and the Sellers hereby agree that the transactions effectuated by this Agreement shall be deemed to have occurred as of August 31, 1998. Accordingly, the Purchasers and the Seller agree that the Company's results of operations between September 1, 1998 and the date hereof shall be excluded from the consolidated financial statements of the Seller.

     SECTION 4.4. Retention of Records. To the extent that the Seller does not retain copies of the Company's financial and business records from the period from September 29, 1995 through the date hereof, the Company and the Purchasers agree that the Company shall make such records available for inspection by the Seller, its respective officers, attorneys, accountants and /or other authorized representatives, during normal business hours upon reasonable notice, for a period of three years commencing on the date hereof. In accordance with the preceding sentence and in furtherance of Section 4.1, the Purchasers and the Company shall make all necessary records available to Seller and shall assist and cooperate with the Seller in connection with the Seller's preparation of financial statements required by the Seller to fulfill its reporting obligations to the Securities and Exchange Commission ("SEC").

     SECTION 4.5. Insurance. Effective upon the Closing, the Purchasers agree that the Company shall bear exclusive responsibility for obtaining all forms of insurance coverage that the Purchasers and the Company may deem necessary for the operation of the Company's business. The Purchasers further agree that, effective upon the Closing, the Seller shall have no further responsibility to provide any form of insurance coverage to the Company or its employees, unless required to do so by law.

     SECTION 4.6. Confidentiality. Following the Closing, the Seller agrees to use its best efforts to hold information in its possession with respect to the Company in confidence and shall use its best efforts to prevent the disclosure of such information to third parties except as may be required by law. The foregoing notwithstanding, the Purchasers and the Company acknowledge and agree that the Seller may disclose any information with respect to the Company and the Purchasers that the Seller deems necessary in order to fulfill the Seller's reporting obligations to the SEC.

     SECTION 4.7 Non-Competition. For a period of two years following the date of the Closing, Seller agrees not to produce or sell products currently sold by the Company, provided, however, the Seller or Lexicon may continue to offer and sell products which are substantially similar to those currently sold by the Company if the Seller or Lexicon has offered or sold such products during the three years prior to the date of the Closing. For a period of two years following the date of the Closing, the Purchasers and the Company agree not to offer or sell, directly or indirectly, any services or products which have been provided by the Seller or Lexicon during the three years prior to the date of the Closing, provided, however, the Purchasers or the Company may continue to offer and sell any services or products which have been provided by the Company during the three years prior to the date of the Closing.


                                   ARTICLE V.

                        SURVIVAL AND INDEMNIFICATION

     SECTION 5.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated herein shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of one year after the Closing, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 2.1 , Section 3.4 and
Section 3.5 shall survive indefinitely. The representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by any person acting on behalf of any such party.

     SECTION 5.2. Indemnification of the Purchasers. From and after the Closing, the Seller agrees to indemnify, defend and save the Purchasers and their successors and assigns or heirs and personal representatives, as the case may be (each a "Purchaser Indemnified Party"), forever harmless from and against, and to promptly pay to a Purchaser Indemnified Party or reimburse a Purchaser Indemnified Party for any and all losses, damages, expenses (including , without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Purchaser
Indemnified Party relating to, caused by or resulting from (i) any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller contained herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto or any covenant or agreement made by the Seller herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto or (ii) from service by either of the Purchasers as directors of the Seller from September 29, 1995 until July 22, 1998, provided that any such reimbursement for Losses related to service as directors of the Seller shall be limited to amounts recovered from the Seller's directors and officers liability insurance carrier.

     SECTION 5.3. Indemnification of the Seller. From and after the Closing, the Purchasers and the Company jointly and severally agree to indemnify, defend and save the Seller and its directors, officers, affiliates, legal representatives, heirs, successors, assigns, agents and affiliates (each, a "Seller Indemnified Party") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting from (i) any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchasers contained herein or in any certificate, schedule, document or other writing delivered by the Purchasers pursuant hereto, or any covenant or agreement made by the Purchasers in any certificate, schedule, document or other writing delivered by the Purchasers pursuant hereto, (ii) Seller's ownership of the Company from September 29, 1995 to the date hereof or (iii) service by any past or present director, officer or employee of Seller as a director or officer of the Company or in connection with any other services provided by such persons to the Company, provided, however, that the Purchasers and the Company shall not be required to indemnify past or present directors, officers or employees of the Seller for Losses in connection with services rendered to Company if such Losses result from conduct which is outside the scope of such persons' responsibilities for the Company.

     SECTION 5.4. Notice of Claims. In the case of a claim for indemnification under Section 5.2 or Section 5.3 hereof, upon determination by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "Indemnification Notice"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

     In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available legal remedies to resolve such dispute.


                                 ARTICLE VI.

                          MISCELLANEOUS PROVISIONS

     SECTION 6.1. Amendment and Modification; Waiver of Compliance. The Purchasers, on the one hand, or the Seller, on the other hand, will not be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgence granted from time to time by such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement, unless such waiver, modification, amendment, change, termination, rescission, or suppression is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by the Purchasers, on the one hand, or the Seller, on the other hand, of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

     SECTION 6.2. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 6.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (in each case with receipt verified) as follows:

          (a)     If to the Purchasers:

               Groundwater Recovery Systems, Inc.
               299 B National Road
               Exton, Pennsylvania 19341
               Attention:  George A. Nolan
                           and James G. Warburton
               Telephone:  (610) 524-2790
               Facsimile:    (610) 524-2797

               With a copy to:

               Donald J. Weiss, Esq.
               202 South Avenue
               Media, Pennsylvania 19063
               Telephone:  (610) 459-8074
               Facsimile:    (610) 459-8653

          (b)     if to the Seller:

               Leak-X Environmental Corporation
               790 East Market Street
               Suite 270
               West Chester, Pennsylvania 19382
               Attention:  Joyce A. Rizzo
               Telephone:  (610) 344-3380
               Facsimile:  (610) 344-3388

               With a copy to:

               David M. Henkoff, Esq.
               Morrison & Foerster LLP
               1290 Avenue of the Americas
               New York, NY  10104
               Telephone: (212) 468-8081
               Facsimile:  (212) 468-7900

; and provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 6.3.

     SECTION 6.4. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to the conflicts-of-laws principles thereof.
Each of the Purchasers and the Seller hereby irrevocably (a) submits to the jurisdiction of, and agrees that any action, suit or other proceeding shall be brought in, the courts of, or the Federal Court sitting in, the State of Pennsylvania for the purpose of any such suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated herein, (b) waives to the extent not prohibited by applicable law, rule or regulation, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or other proceeding any claim that any such person is not subject personally to the jurisdiction of the aforementioned courts, that its respective property is exempt or immune from attachment or execution, that any such suit, action or other proceeding brought in one of the aforementioned courts is brought in an inconvenient forum, that the venue of any such suit, action or other proceeding brought in one of the aforementioned courts is improper, or that this Agreement, or the transactions contemplated herein may not be enforced in or by such court, and
(c) consents to service of process in any such suit, action or other proceeding by registered or certified mail.

     SECTION 6.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     SECTION 6.6. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement or understanding of the parties hereto and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.7. Entire Agreement. This Agreement and the other documents and instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

     SECTION 6.8. Assignment. This Agreement shall not be assigned without the written consent of the nonassigning parties hereto except by operation of law. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers or representatives, as the case may be, all as of the day and year first above written.


                              /s/ George A. Nolan
                              George A. Nolan

                              /s/ James G. Warburton
                              James G. Warburton


                         GROUNDWATER RECOVERY SYSTEMS, INC.


                         By:  /s/ George A. Nolan
                              George A. Nolan
                              President


                         LEAK-X ENVIRONMENTAL CORPORATION


                         By:  /s/ Joyce A. Rizzo
                              Joyce A. Rizzo
                              Chief Executive Officer